Exhibit 99.1

E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2012 RESULTS

MIDDLEBURG, VA. – February 1, 2013 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.4 million or $0.20 per share for the fourth quarter of 2012.

“We are pleased to see the $1.5 million improvement in our net income compared to last year, representing a 31% increase for Middleburg Financial Corporation. Moreover, each of our three primary subsidiaries, Middleburg Bank, Middleburg Investment Group and Southern Trust Mortgage each contributed to the bottom line leading to the continued earnings improvements,” commented Gary R. Shook, president and CEO of Middleburg Financial Corporation. “ Our management team and employees remain focused upon improving both top line revenue as well as overall efficiency of the Company.  The trends we saw in 2012 are positive indicators of the success of these efforts.”

Fourth Quarter 2012 Highlights:

•	Net income of $1.4 million or $0.20 per diluted share, compared to $1.1 million or $0.16 per diluted share for the fourth quarter of 2011, an increase of 27% when comparing calendar quarters;
•	Net interest margin of 3.42%, compared to 3.28% for the previous quarter and 3.67% for the fourth quarter of 2011;
•	Gain-on-sale fee income from mortgages increased 4% compared to the fourth quarter of 2011;
•	Total revenue of $17.5 million, a decrease of 1.7% compared to the fourth quarter of 2011;
•	Total assets of $1.2 billion, an increase of 3.7% over December 31, 2011;
•	Deposits increased by $52.0 million or 5.6% since December 31, 2011;
•	Loans held-for-investment increased by $38.1 million or 5.7% since December 31, 2011;
•	Non Accrual Loans declined 14.5% from the same period a year ago;
•	The ratio of Non Performing Assets to Total Assets was 3.05% as of December 31, 2012 compared to 3.27% on December 31, 2011;
•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 8.8%, Total Risk-Based Capital Ratio of 15.4%, Tier 1 Risk-Based Capital Ratio of 14.1%, and a Tier 1 Leverage Ratio of 9.1% at December 31, 2012.

Total Revenue

Total revenue was $17.5 million in the quarter ended December 31, 2012, unchanged compared to the previous quarter and a decrease of $309,000 or 1.7% from the quarter ended December 31, 2011. Although the non interest income was lower compared to the previous quarter, this was offset by the higher net interest income. This balance between spread and fee income enables the Company to grow revenues in challenging low yield environments which have continued to pressure net interest income

The net interest margin for the three months ended December 31, 2012 was 3.42%, compared to 3.28% for the previous quarter, and 3.67% for the quarter ended December 31, 2011, representing an increase of 14 basis points from the previous quarter and a decrease of 15 basis points compared to the quarter ended December 31, 2011.

Net interest income was $9.6 million during the three months ended December 31, 2012, which was 3.6% higher than the quarter ended September 30, 2012 and a decrease of 2.4% compared to the quarter ended December 31, 2011. The yield on average earning assets was 4.08% for the quarter ended December 31, 2012 compared to 4.03% for the previous quarter and 4.55% for the quarter ended December 31, 2011, representing an increase of 5 basis points from the previous quarter and a decrease of 47 basis points from the quarter ended December 31, 2011. Loan yields increased by 3 basis points while the yield for the securities portfolio decreased by 8 basis points from the previous quarter.

The average annualized cost of interest bearing liabilities was 0.82% for the quarter ended December 31, 2012, compared to 0.93% in the previous quarter, and 1.07% for the quarter ended December 31, 2011, representing a decrease of 11 basis points from the previous quarter and a decrease of 25 basis points from the quarter ended December 31, 2011.  Annualized costs for interest bearing retail deposits decreased by 12 basis points from the previous quarter to 0.72% from 0.84% and decreased by 27 basis points from the same quarter last year.  The decline in the annualized cost of interest bearing retail deposits from both the previous quarter and the same quarter last year was due to reduced interest expenses broadly across deposit categories, including interest checking, savings and time deposits. Annualized costs for wholesale borrowings (excluding brokered deposits) decreased by 5 basis points to 1.47% from 1.52% from the previous quarter and increased by 8 basis points from the quarter ended December 31, 2011.

Cost of funds is calculated by dividing annualized total interest expense by the sum of average interest bearing liabilities and average demand deposits. Cost of funds was 0.69% for the quarter ended December 31, 2012 compared to 0.79% for the quarter ended September 30, 2012, a decrease of 10 basis points.  Cost of funds decreased 23 basis points compared to the quarter ended December 31, 2011.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Non-interest income decreased by $337,000 or 4.1% when comparing the quarter ended December 31, 2012 to the previous quarter and increased by $96,000 or 1.2% compared to the quarter ended December 31, 2011. Gains on mortgage loan sales decreased by 3.8% when comparing the quarter ended December 31, 2012 to the previous quarter and increased by 3.9% when compared to the quarter ended December 31, 2011.  Gains on mortgage loan sales included in the accompanying statements of income are presented net of originator commissions incurred to originate the loans.

Southern Trust Mortgage closed $249.2 million in mortgage loans during the quarter ended December 31, 2012 compared to $251.2 million closed during the previous quarter, and $212.2 million closed during the quarter ended December 31, 2011, unchanged compared to the previous quarter and an increase of 17.4% when comparing the same calendar quarters.

The revenues and expenses of Southern Trust Mortgage for the three month periods ended December 31, 2012 and December 31, 2011 are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheets as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statements of income as “Net (income) / loss attributable to non-controlling interest.”

Total revenue generated by our wealth management group, Middleburg Investment Group (“MIG”) was $1.0 million for the quarter ended December 31, 2012 compared to $1.2 million in the previous quarter and $1.1 million in the quarter ended December 31, 2011. Middleburg Investment Group is comprised of Middleburg Trust Company, a wholly owned subsidiary of the Company and Middleburg Investment Services, which is a division of Middleburg Bank.  Fee income is based primarily upon the market value of the accounts under administration. Total consolidated assets under administration by MIG were at $1.5 billion at December 31, 2012, an increase of 8% relative to December 31, 2011.

Mr. Shook went on to say, “ It is certainly worth noting the increase in the bottom line for Middleburg Investment Group looking at 2012 over 2011.  MIG provided $538,000to the Company, which constitutes a 670% increase.  We attribute these changes to continued growth in assets under our care and the synergies available from greater efficiencies in the operating structure. With approximately $1.5 Billion now under our care we look to MIG for greater contributions to Middleburg Financial Corporation going forward.”

Net securities losses were $7,000 during the quarter ended December 31, 2012 compared to gains of $164,000 during the previous quarter and gains of $197,000 during the quarter ended December 31, 2011.

Non-Interest Expense

Total non-interest expense in the fourth quarter of 2012 was unchanged compared to the previous quarter and decreased by $2.5 million or 15.3% compared to the quarter ended December 31, 2011.

Salaries and employee benefit expenses increased by $1 million or 13.8% when comparing the fourth quarter of 2012 to the previous quarter. Salaries and employee benefits decreased by $1.7 million or 17.1% versus the fourth quarter of 2011.  The increase in salaries and employee benefit expenses were related to accrual of incentive compensation and staffing increases at the mortgage company.

Expenses related to Other Real Estate Owned (“OREO”) decreased by $1.45 million when comparing the fourth quarter of 2012 to the previous quarter and decreased by $870,000 versus the quarter ended December 31, 2011.

Advertising expense was unchanged during the quarter and increased by $123,000 or 24.0% from the quarter ended December 31, 2011. Advertising expense for the full year 2012 was $2.0 million compared to $1.4 million during 2011, an increase of 45.4%. The increase in advertising expense was primarily related to our mortgage banking activities.

The Company’s efficiency ratio was 76.5% for the fourth quarter of 2012, compared to an efficiency ratio of 83.6% for the fourth quarter of 2011.  The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  The Company calculates its efficiency ratio by dividing non interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011 and prior and included in tables in this release have been restated for consistent presentation.

Asset Quality and Provision for Loan Losses

The provision for loan losses in the quarter ended December 31, 2012 was $1.3 million compared to a provision of $635,000 in the previous quarter and a provision of $319,000 in the quarter ended December 31, 2011. The increase in provision in the fourth quarter of 2012 was related to  the loan growth during the quarter and due to increased reserves for certain existing problem loans that had experienced further credit deterioration during the quarter.

The Allowance for Loan and Lease Losses (ALLL) was $14.3 million representing 2.02% of loans held for investment at December 31, 2012 and $14.6 million representing 2.18% of loans held for investment at December 31, 2011.  The decrease in the ALLL balance as a percentage of loans held for investment occurred primarily as a result of an increase in the balance of loans held for investment and the net result of loans charged off during the period versus the provision for loan losses during the period.  Loans held for investment increased approximately $38.1 million from December 31, 2011 to December 31, 2012.

Loans that were delinquent for more than 90 days and still accruing were $1.0 million as of December 31, 2012 compared to $860,000 as of September 30, 2012, and $1.2 million as of December 31, 2011, representing an increase of 21.4%. compared to the previous quarter and a 15.3% decrease compared to the quarter ended December 31, 2011.

Non-accrual loans were $21.7 million at the end of the fourth quarter compared to $22.7 million as of September 30, 2012 and $25.3 million at December 31, 2011, representing a decrease of 4.4% during the fourth quarter of 2012 and a decrease of 14.6% since December 31, 2011. Troubled debt restructurings that were performing as agreed were $5.1 million at the end of the fourth quarter, compared to $4.3 million for the quarter ended September 30, 2012, representing an increase of 19.3% during the quarter. Other Real Estate Owned (OREO) was $9.9 million as of December 31, 2012 compared to $11.9 million as of September 30, 2012, representing a decrease of 16.8% during the fourth quarter. Total non-performing assets were $37.8 million or 3.0% of total assets at December 31, 2012, compared to $39.8 million or 3.2% of total assets as of September 30, 2012 and $38.9 million or 3.3% of total assets.

The net loan charge-offs during the fourth quarter of 2012 were $911,000 compared to charge-offs of $1.7 million for the previous quarter and $820,000 in net loan charge-offs for the quarter ended December 31, 2011.

Total Consolidated Assets

Total assets at December 31, 2012 were $1.2 billion, unchanged from September 30, 2012 and an increase of 3.7% from December 31, 2011.

Total loans held for investment increased by $17.1 million or 2.5% in the fourth quarter of 2012 from the end of the third quarter.  Loans held for investment increased by $38.1 million or 5.7% from December 31, 2011.  The securities portfolio (excluding restricted stock) increased by $11.0 million or 3.6% in the fourth quarter relative to the previous quarter and increased by $11.2 million or 3.6% from December 31, 2011. Balances of mortgages held for sale decreased by $10.4 million or 11.2% at December 31, 2012 compared to the previous quarter end balance.   Cash balances and deposits at other banks decreased by 23.9% at the end of the fourth quarter of 2012 compared to the previous quarter end and increased by $3.1 million or 6.1% from the balances at December 31, 2011.

Deposits and Other Borrowings

Total deposits decreased by $2.5 million or 0.3% from September 30, 2012 to December 31, 2012 and increased by $52.0 million or 5.6% from December 31, 2011.  Brokered deposits, including CDARS program funds, were $55.8 million at December 31, 2012, down 19.9% from September 30, 2012. FHLB advances were $77.9 million at December 31, 2012, lower by $5 million or 6.9% compared to September 30, 2012.

Equity and Capital

Shareholders’ equity attributable to Middleburg Financial Corporation shareholders at December  31, 2012 was $113.9 million, compared to $112.5 million as of September 30, 2012 and $105.9 million at December 31, 2011.  Retained earnings at December 31, 2012 were $46.2 million compared to $45.2 million at September 30, 2012 and $41.2 million at December 31, 2011. The book value of the Company’s common stock at December 31, 2012 was $16.15 per share versus $15.96 per share at September 30, 2012.

The Company’s total risk-based capital ratio continued to increase to 15.4% as of December 31, 2012 from 15.2% at September 30, 2012 and 14.7% at December 31, 2011.  The Tier 1 risk-based capital ratio also increased from 13.5% at December 31, 2011 to 14.1% at December 31, 2012 and the Tier 1 Leverage Ratio increased to 9.1% from 8.8% at December 31, 2011.

As depicted in the following table, the Company’s risk-based capital ratios remain well above regulatory minimum capital ratios:

MIDDLEBURG FINANCIAL CORPORATION
Risk-Based Capital Ratios
December 31, 2012

	(1)		MFC
	Regulatory		Excess
	Minimum	MFC	over
	Requirement	Ratios	Minimum

Tier 1 Leverage Ratio	4.0%	9.1%	5.1%

Tier 1 Risk-Based Capital Ratio	4.0%	14.1%	10.1%

Total Risk-Based Capital Ratio	8.0%	15.4%	7.4%

(1) Under the regulatory framework for prompt corrective action.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston,  Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2012	2012	2011
ASSETS
Cash and due from banks	$7,139	$8,550	$6,163
Interest-bearing deposits with other institutions	47,276	62,973	45,107
Total cash and cash equivalents	54,415	71,523	51,270
Securities available for sale	319,457	308,374	308,242
Loans held for sale	82,114	92,501	92,514
Restricted securities, at cost	6,990	6,765	7,117
Loans receivable, net of allowance for loan losses of $14,311 at Dec. 31,
2012, $13,941 at Sept. 30, 2012, and $14,623 at Dec.31, 2011	695,166	678,423	656,770
Premises and equipment, net	20,587	20,618	21,306
Goodwill and identified intangibles	6,017	6,060	6,189
Other real estate owned, net of valuation allowance of $1,707 at Dec. 31,
2012, $3,138 at Sept. 30, 2012, and $1,522 at Dec. 31, 2011	9,929	11,933	8,535
Prepaid federal deposit insurance	3,015	3,266	3,993
Accrued interest receivable and other assets	39,091	36,498	36,924

TOTAL ASSETS	$1,236,781	$1,235,961	$1,192,860

LIABILITIES
Deposits:
Non-interest-bearing demand deposits	$167,137	$176,522	$143,398
Savings and interest-bearing demand deposits	522,740	512,780	460,576
Time deposits	292,023	295,145	325,895
Total deposits	981,900	984,447	929,869
Securities sold under agreements to repurchase	33,975	32,767	31,686
Short-term borrowings	11,873	17,657	28,331
FHLB borrowings	77,912	72,912	82,912
Subordinated notes	5,155	5,155	5,155
Accrued interest payable and other liabilities	8,844	7,590	6,894
Commitments and contingent liabilities	-	-	-
TOTAL LIABILITIES	1,119,659	1,120,528	1,084,847

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized,
7,052,554, 7,052,554 and 6,996,932 issued and outstanding at
Dec. 31, 2012, Sept.30, 2012, and December 31, 2011, respectively)	17,357	17,357	17,331
Capital surplus	43,869	43,746	43,498
Retained earnings	46,235	45,168	41,157
Accumulated other comprehensive income	6,467	6,264	3,926
Total Middleburg Financial Corporation shareholders' equity	113,928	112,535	105,912
Non-controlling interest in consolidated subsidiary	3,194	2,898	2,101

TOTAL SHAREHOLDERS' EQUITY	117,122	115,433	108,013

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,236,781	$1,235,961	$1,192,860

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)

	Unaudited		Unaudited
	For the year		For the three months
	ended December 31,		ended December 31,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$37,895	$39,392	$9,330	$10,014
Interest and dividends on securities available for sale
Taxable	6,408	6,627	1,432	1,750
Tax-exempt	2,403	2,363	604	606
Dividends	193	144	58	36
Interest on deposits in banks and federal funds sold	124	110	36	20
Total interest and dividend income	47,023	48,636	11,460	12,426

INTEREST EXPENSE
Interest on deposits	6,916	8,867	1,449	1,940
Interest on securities sold under agreements to
repurchase	332	293	82	84
Interest on short-term borrowings	392	318	81	144
Interest on FHLB borrowings and other debt	1,184	1,213	295	299
Total interest expense	8,824	10,691	1,907	2,467

NET INTEREST INCOME	38,199	37,945	9,553	9,959
Provision for loan losses	3,438	2,884	1,281	319

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	34,761	35,061	8,272	9,640

NONINTEREST INCOME
Service charges on deposit accounts	2,197	2,095	572	542
Trust services income	3,751	3,636	923	911
Gains on loans held for sale	21,014	17,992	5,926	5,706
Gains (losses) on securities available for sale, net	445	460	(7)	197
Total other-than-temporary impairment losses	(46)	(27)	-	6
Portion of loss recognized in other
comprehensive income	46	2	-	(9)
Net other than temporary impairment losses	-	(25)	-	(3)
Commissions on investment sales	518	755	129	203
Fees on mortgages held for sale	186	333	43	8
Other service charges, commissions and fees	541	452	150	105
Bank-owned life insurance	459	486	96	101
Other operating income	343	226	149	115
Total noninterest income	29,454	26,410	7,981	7,885

NONINTEREST EXPENSE
Salaries and employees' benefits	30,417	33,821	8,278	9,984
Net occupancy and equipment expense	7,050	6,748	1,785	1,732
Advertising	2,034	1,399	635	512
Computer operations	1,572	1,501	471	428
Other real estate owned	2,721	2,564	55	925
Other taxes	813	812	202	205
Federal deposit insurance expense	1,050	1,260	269	251
Other operating expenses	8,602	7,354	2,103	2,244
Total noninterest expense	54,259	55,459	13,798	16,281

Income before income taxes	9,956	6,012	2,455	1,244
Income tax expense	1,966	1,350	387	278

NET INCOME	7,990	4,662	2,068	966
Net (income) loss attributable to non-
controlling interest	(1,504)	298	(647)	170
Net income attributable to Middleburg
Financial Corporation	$6,486	$4,960	$1,421	$1,136

Earnings per share:
Basic	$0.92	$0.71	$0.20	$0.16
Diluted	$0.92	$0.71	$0.20	$0.16
Dividends per common share	$0.20	$0.20	$0.05	$0.05

QUARTERLY SUMMARY STATEMENTS OF INCOME
MIDDLEBURG FINANCIAL CORPORATION
(Unaudited. Dollars in thousands except per share data)

	For the Three Months Ended
	Dec. 31, 2012	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Interest and Dividend Income
Interest and fees on loans	$9,330	$9,189	$9,594	$9,782	$9,839
Interest and dividends on securities available for sale
Taxable	1,432	1,537	1,704	1,735	1,750
Tax Exempt	604	596	596	607	606
Dividends	58	46	45	44	36
Interest on deposits in banks and federal funds sold	36	39	25	24	20
Total interest and dividend income	$11,460	$11,407	$11,964	$12,192	$12,251
Interest Expense
Interest on deposits	$1,449	$1,728	$1,846	$1,893	$1,940
Interest on securities sold under agreements to repurchase	82	83	84	83	84
Interest on short-term borrowings	81	74	89	148	144
Interest on FHLB borrowings and other debt	295	305	287	297	299
Total interest expense	$1,907	$2,190	$2,306	$2,421	$2,467
Net interest income	$9,553	$9,217	$9,658	$9,771	$9,784
Provision for loan losses	1,281	635	730	792	319
Net interest income after provision
for loan losses	$8,272	$8,582	$8,928	$8,979	$9,465
Non-Interest Income
Trust services income	$923	$928	$979	$921	$911
Service charges on deposit accounts	572	557	538	530	542
Net gains (losses) on securities available for sale (1)	(7)	164	148	140	197
Total other-than-temporary impairment gain (loss) on securities	-	-	(36)	(10)	6
Portion of (gain) loss recognized in other comprehensive income	-	-	36	10	(9)
Net other-than-temporary impairment loss	-	-	-	-	(3)
Commissions on investment sales (1)	129	117	125	147	101
Bank owned life insurance	96	118	123	122	101
Gains on loans held for sale	5,926	6,161	5,075	3,852	4,469
Fees on mortgages held for sale	43	37	64	42	8
Other operating income	299	236	119	230	220
Total non-interest income	$7,981	$8,318	$7,171	$5,984	$6,546
Non-Interest Expense
Salaries and employee benefits (2)	$8,278	$7,276	$7,506	$7,357	$8,470
Net occupancy and equipment expense	1,785	1,732	1,755	1,778	1,732
Other taxes	202	203	205	203	205
Advertising	635	652	447	300	512
Computer operations	471	322	394	385	428
Other real estate owned	55	1,506	874	286	925
Federal deposit insurance expense	269	262	261	258	251
Other operating expenses	2,103	1,883	1,869	2,747	2,244
Total non-interest expense	$13,798	$13,836	$13,311	$13,314	$14,767

Income before income taxes	$2,455	$3,064	$2,788	$1,649	$1,244
Income tax expense	387	565	598	416	278
Net income	$2,068	$2,499	$2,190	$1,233	$966
Less: Net (income) loss attributable to non-controlling interest	(647)	(785)	(421)	349	170
Net income attributable to Middleburg Financial Corporation	$1,421	$1,714	$1,769	$1,582	$1,136

Net income per common share, basic	$0.20	$0.24	$0.25	$0.23	$0.16
Net income per common share, diluted	$0.20	$0.24	$0.25	$0.23	$0.16
Dividends per common share	$0.05	$0.05	$0.05	$0.05	$0.05

(1)	As of March 31, 2012, amounts presented are net of commissions paid to generate these revenue sources. Prior periods have been restated to conform to this presentation.
(2)
As of March 31, 2012, salaries and employee benefit expenses exclude commissions paid on mortgage loan originations and investment sales.  These commissions are netted against their respective revenue amounts in the statements of income.  Prior periods have been restated to reflect this presentation.

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011

Net income	$1,421	$1,714	$1,769	$1,582	$1,136
Earnings per share, basic	$0.20	$0.24	$0.25	$0.23	$0.16
Earnings per share, diluted	$0.20	$0.24	$0.25	$0.23	$0.16
Dividend per share	$0.05	$0.05	$0.05	$0.05	$0.05

Return on average total assets - Year to Date	0.54%	0.56%	0.57%	0.54%	0.44%
Return on average total equity - Year to Date	5.86%	6.18%	6.21%	5.95%	4.87%
Dividend payout ratio	24.82%	20.53%	19.87%	22.11%	30.80%
Non-interest revenue to total revenue (1)	45.54%	46.94%	41.97%	36.47%	38.27%

Net interest margin (2)	3.42%	3.28%	3.57%	3.69%	3.67%
Yield on average earning assets	4.08%	4.03%	4.40%	4.56%	4.55%
Cost of average interest-bearing liabilities	0.82%	0.93%	1.00%	1.06%	1.07%
Net interest spread	3.26%	3.10%	3.40%	3.50%	3.48%

Non-interest income to average assets (3)	2.62%	2.66%	2.35%	1.93%	2.10%
Non-interest expense to average assets (3)	4.53%	4.52%	4.47%	4.50%	5.03%

Efficiency ratio - QTD (Tax Equiv) (4)	76.51%	69.27%	72.68%	77.24%	83.64%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above.  This calculation excludes net securities gains and losses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets. Excludes securities gains and losses including OTTI adjustments.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011and prior have been restated for consistency of presentation purposes.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER

(Unaudited. Dollars in thousands except per share data)	Dec. 31, 2012	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011
BALANCE SHEET RATIOS
Loans to deposits (Including HFS)	80.62%	79.73%	77.30%	80.21%	82.15%
Portfolio loans to deposits	72.26%	70.33%	70.33%	71.69%	72.20%
Average interest-earning assets to
average-interest bearing liabilities	124.17%	123.02%	121.73%	120.99%	121.22%
PER SHARE DATA
Dividends	$0.05	$0.05	$0.05	$0.05	$0.05
Book value (MFC Shareholders)	$16.15	$15.96	$15.57	$15.40	$15.13
Tangible book value (3)	$15.30	$15.10	$14.71	$14.52	$14.24
SHARE PRICE DATA
Closing price	$17.66	$17.76	$17.00	$15.71	$14.25
Diluted earnings multiple (1)	22.08	18.50	17.00	17.08	22.27
Book value multiple(2)	1.09	1.11	1.09	1.02	0.94

COMMON STOCK DATA
Outstanding shares at end of period	7,052,554	7,052,554	7,052,554	7,005,315	6,996,932
Weighted average shares O/S Basic - QTD	7,052,554	7,036,536	7,030,639	6,994,858	6,996,932
Weighted average shares O/S, diluted - QTD	7,070,072	7,051,860	7,042,111	7,000,169	6,998,019
CAPITAL RATIOS
Capital to Assets - Common shareholders	9.21%	9.10%	9.02%	8.97%	8.88%
Capital to Assets - with Noncontrolling Interest	9.47%	9.34%	9.19%	9.11%	9.05%
Tangible common equity ratio (4)	8.77%	8.66%	8.56%	8.50%	8.40%
Leverage ratio	9.10%	8.92%	8.99%	8.89%	8.81%
Tier 1 risk based capital ratio	14.09%	13.98%	13.66%	13.57%	13.46%
Total risk based capital ratio	15.35%	15.23%	14.92%	14.83%	14.72%
CREDIT QUALITY
Net charge-offs to average total loans	0.12%	0.22%	0.08%	0.07%	0.11%
Total non-performing loans to total portfolio loans	3.92%	4.02%	3.57%	3.88%	4.53%
Total non-performing assets to total assets	3.05%	3.22%	3.10%	3.21%	3.27%
Non-accrual loans to:
total portfolio loans	3.05%	3.28%	2.74%	3.26%	3.78%
total assets	1.75%	1.84%	1.54%	1.85%	2.12%
Allowance for loan losses to:
total portfolio loans	2.02%	2.01%	2.18%	2.18%	2.18%
non-performing assets	37.89%	35.05%	39.56%	38.53%	37.53%
non-accrual loans	66.06%	61.46%	79.61%	66.80%	57.69%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$1,044	$860	$1,372	$167	$1,233
Non-accrual loans	21,664	22,683	18,802	22,247	25,346
Restructured loans (Not in non accrual)	5,132	4,302	4,334	4,056	3,853
Other real estate owned and repossessed assets	9,929	11,933	13,335	12,095	8,535
Total non-performing assets	$37,769	$39,778	$37,843	$38,565	$38,967
NET LOAN CHARGE-OFFS:
Loans charged off (QTD)	$1,060	$1,817	$694	$700	$893
Recoveries (QTD)	(149)	(154)	(72)	(146)	(73)
Net charge-offs (QTD)	$911	$1,663	$622	$554	$820
PROVISION FOR LOAN LOSSES	$1,281	$635	$730	$792	$319
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$13,941	$14,969	$14,861	$14,623	$15,124
Provision	1,281	635	730	792	319
Net charge-offs	(911)	(1,663)	(622)	(554)	(820)
Balance at the end of period	$14,311	$13,941	$14,969	$14,861	$14,623

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3)
Tangible book value is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(4)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

	MIDDLEBURG FINANCIAL CORPORATION
	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended December 31,
		2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$260,039	$1,490	2.28%	$253,949	$1,786	2.79%
Tax-exempt (1)	63,839	915	5.70%	59,921	918	6.08%
Total securities	$323,878	$2,405	2.95%	$313,870	$2,704	3.42%
Loans:
Taxable	$767,248	$9,325	4.84%	$759,962	$10,013	5.23%
Tax-exempt (1)	537	8	5.93%	-	-	-
Total loans (3)	$767,785	$9,333	4.84%	$759,962	$10,013	5.23%
Interest bearing deposits in
other financial institutions	56,262	36	0.25%	36,256	21	0.23%
Total earning assets	$1,147,925	$11,774	4.08%	$1,110,088	$12,738	4.55%
Less: allowances for credit losses	(14,112)			(15,007)
Total nonearning assets	84,132			79,471
Total assets	$1,217,945			$1,174,552

Liabilities:
Interest-bearing deposits:
Checking	$335,174	$255	0.30%	$291,332	$377	0.51%
Regular savings	105,625	60	0.23%	101,178	116	0.45%
Money market savings	72,503	48	0.26%	59,621	60	0.40%
Time deposits:
$100,000 and over	147,214	533	1.44%	138,170	588	1.69%
Under $100,000	142,305	553	1.55%	185,710	799	1.71%
Total interest-bearing deposits	$802,821	$1,449	0.72%	$776,011	$1,940	0.99%

Short-term borrowings	7,326	81	4.40%	20,042	144	2.85%
Securities sold under agreements
to repurchase	34,563	82	0.94%	34,058	84	0.98%
FHLB borrowings and other debt	79,752	295	1.47%	85,621	299	1.39%
Total interest-bearing liabilities	$924,462	$1,907	0.82%	$915,732	$2,467	1.07%
Non-interest bearing liabilities
Demand deposits	169,313			144,181
Other liabilities	6,341			7,334
Total liabilities	$1,100,116			$1,067,247
Non-controlling interest	3,792			2,079
Shareholders' equity	114,037			105,226
Total liabilities and shareholders'
equity	$1,217,945			$1,174,552

Net interest income		$9,867			$10,271

Interest rate spread			3.26%			3.48%
Cost of Funds			0.69%			0.92%
Interest expense as a percent of
average earning assets			0.66%			0.88%
Net interest margin			3.42%			3.67%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 366 day year.
(3) Total average loans include loans on non-accrual status.

	MIDDLEBURG FINANCIAL CORPORATION
	Average Balances, Income and Expenses, Yields and Rates
	Year Ended December 31,
		2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$262,991	$6,601	2.51%	$231,893	$6,771	2.92%
Tax-exempt (1)	62,363	3,642	5.84%	56,793	3,580	6.30%
Total securities	$325,354	$10,243	3.15%	$288,686	$10,351	3.59%
Loans:
Taxable	$755,790	$37,890	5.01%	$720,633	$39,392	5.47%
Tax-exempt (1)	135	8	5.93%	-	-	0.00%
Total loans (3)	$755,925	$37,898	5.01%	$720,633	$39,392	5.47%
Interest bearing deposits in
other financial institutions	54,237	124	0.23%	43,469	110	0.25%
Total earning assets	$1,135,516	$48,265	4.25%	$1,052,788	$49,853	4.74%
Less: allowances for credit losses	(14,830)			(14,835)
Total nonearning assets	84,279			87,410
Total assets	$1,204,965			$1,125,363

Liabilities:
Interest-bearing deposits:
Checking	$322,715	$1,271	0.39%	$294,660	$1,883	0.64%
Regular savings	105,768	350	0.33%	96,725	683	0.71%
Money market savings	64,517	204	0.32%	59,356	353	0.59%
Time deposits:
$100,000 and over	143,687	2,200	1.53%	136,526	2,419	1.77%
Under $100,000	165,703	2,891	1.74%	172,815	3,529	2.04%
Total interest-bearing deposits	$802,390	$6,916	0.86%	$760,082	$8,867	1.17%

Short-term borrowings	8,725	392	4.49%	9,555	318	3.33%
Securities sold under agreements
to repurchase	34,177	332	0.97%	33,162	293	0.88%
FHLB borrowings and other debt	83,654	1,184	1.42%	81,300	1,213	1.49%
Federal Funds Purchased	1	-	0.00%	42	-	0.00%
Total interest-bearing liabilities	$928,947	$8,824	0.95%	$884,141	$10,691	1.21%
Non-interest bearing liabilities
Demand Deposits	156,057			130,565
Other liabilities	6,503			6,628
Total liabilities	$1,091,507			$1,021,334
Non-controlling interest	2,828			2,241
Shareholders' equity	110,630			101,788
Total liabilities and shareholders'
equity	$1,204,965			$1,125,363

Net interest income		$39,441			$39,162

Interest rate spread			3.30%			3.53%
Cost of Funds			0.81%			1.05%
Interest expense as a percent of
average earning assets			0.78%			1.02%
Net interest margin			3.47%			3.72%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 366 day year.
(3) Total average loans include loans on non-accrual status.